                                               Filed Pursuant to Rules 424(b)(3)
                                                   and 424(c) of Regulation C

                                                   Registration No. 333-50701



                                    VIB CORP
                                   SUPPLEMENT
                                       TO
                     REOFFER PROSPECTUS DATED APRIL 22, 1998


        This Supplement to Reoffer Prospectus (this "Supplement") covers the resale by Mr. Dennis L. Kern (the "Selling Shareholder"), Chief Executive Officer and a director of VIB Corp (the "Company"), of 16,000 shares of the Company's common stock, no par value per share (the "Common Stock"), acquired pursuant to that certain stock option agreement executed by and between the Company and the Selling Shareholder in connection with the VIB Corp 1997 Stock Option Plan (the "Plan").

        The Common Stock is quoted on the National Association of Securities Dealers Automated Quotation National Market System (the "Nasdaq-NMS") under the trading symbol "VIBC." The last sale price for the Common Stock as so reported was on November 17, 2000 and was $6.125 per share.

        In 1998, a total of 21,228 shares of Common Stock, acquired upon exercise of options granted under the Plan, were sold by executive officers and directors of the Company pursuant to various Supplements to Reoffer Prospectus. The Supplements to Reoffer Prospectus covering those 21,228 shares (in aggregate) were filed with the Securities and Exchange Commission (the "SEC"). Copies of each of the various Supplements to Reoffer Prospectus for 1998 are available to the public for inspection at the SEC's web site at www.sec.gov.

        In 1999, a total of 30,398 shares of Common Stock, acquired upon exercise of options granted under the Plan, were sold by executive officers and directors of the Company pursuant to various Supplements to Reoffer Prospectus. The Supplements to Reoffer Prospectus covering those 30,398 shares (in aggregate) were filed with the SEC. Copies of each of the various Supplements to Reoffer Prospectus for 1999 are available to the public for inspection at the SEC's web site at www.sec.gov.

        On February 15, 2000, a Supplement to Reoffer Prospectus covering the resale by Jack Brittain, Jr., Executive Vice President and Chief Credit Officer of Valley Independent Bank (the "Bank"), a wholly-owned subsidiary of the Company, Harry G. Gooding, III, Executive Vice President and Chief Financial Officer of the Company and the Bank, and Janice Stewart Grady, Senior Vice President and Human Resources Director of the Bank of 1,692 shares, 9,248 shares and 4,042 shares, respectively (14,982 in aggregate), of the Common Stock, acquired pursuant to those certain stock option agreements executed by and between the Company and Mr. Brittain,

Mr. Gooding and Ms. Grady in connection with the Plan, was filed with the SEC. The 14,982 shares of Common Stock were sold through Sutro & Co., Incorporated ("Sutro"), a licensed broker on the Nasdaq-NMS on or about February 22, 2000. The Company did not receive any of the proceeds from the sale.

        On February 23, 2000, a Supplement to Reoffer Prospectus covering the resale by Alice Lowery Westerfield, a director of the Company, of 11,392 shares of the Common Stock acquired pursuant to that certain stock option agreement executed by and between the Company and Ms. Westerfield in connection with the Plan, was filed with the SEC. The 11,392 shares of Common Stock were sold through Sutro, on the Nasdaq-NMS on or about March 1, 2000. The Company did not receive any of the proceeds from the sale.

        On April 3, 2000, a Supplement to Reoffer Prospectus covering the resale by Mr. Ed L. Hickman, a director of the Company, of 25,000 shares of the Common Stock acquired pursuant to that certain stock option agreement executed by and between the Company and Mr. Hickman in connection with the Plan, was filed with the SEC. The 25,000 shares were sold through Donaldson, Lufkin and Jenerette, Inc., a licensed broker, on the Nasdaq-NMS on or about April 15, 2000. The Company did not receive any of the proceeds from the sale.

        On May 31, 2000, a Supplement to Reoffer Prospectus covering the resale by the Selling Shareholder, of 4,500 shares of the Common Stock acquired pursuant to that certain stock option agreement executed by and between the Company and the Selling Shareholder in connection with the Plan, was filed with the SEC. The 4,500 shares of Common Stock were and will be sold through Sutro, on the Nasdaq-NMS between the dates of June 1, 2000 and August 1, 2000. The Company did not receive any of the proceeds from the sale.

        On July 11, 2000, a Supplement to Reoffer Prospectus covering the resale by the Selling Shareholder, of 10,000 shares of the Common Stock acquired pursuant to that certain stock option agreement executed by and between the Company and the Selling Shareholder in connection with the Plan, was filed with the SEC. The 10,000 shares of Common Stock were sold through Sutro, on the Nasdaq-NMS between the dates of July 31, 2000 and September 31, 2000. The Company did not receive any of the proceeds from the sale.

                              PLAN OF DISTRIBUTION

        The Company has been notified that 16,000 shares of the Common Stock will be sold through Sutro. The 14,982 shares of Common Stock will be sold on the Nasdaq National Market System at market between the dates of November 30, 2000 and January 31, 2001. The Company will not receive any of the proceeds from the sale of shares of the Common Stock by the Selling Shareholder. Other than as disclosed herein, there are no other material terms concerning the proposed sale.


                The date of this Supplement is November 20, 2000.


                                        2